UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2005

ADSOUTH PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-33135	68-0448219
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1141 South Rogers Circle, Suite 11, Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(561) 750-0410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 12, 2005, the board of directors of Adsouth Partners, Inc., a Nevada corporation (the “Company”) elected Loren R. Haynes as a director. The board also appointed Mr. Haynes to the audit and compensation committees. Mr. Haynes was designated by Mr. John Acunto, Jr., who, pursuant to his consulting agreement with the Company, has the right to designate one individual, reasonably acceptable to the Company, to serve as a director provided that the person would be an independent director under the listing requirements for the Nasdaq Stock Exchange.

Mr. Haynes is vice president of sales and marketing for United Auto Group, an automobile brokerage firm, a position his has held since 2005. From 1997 to 2005 he was customer service engineer/installation coordinator for Sentry Technology Corp., a manufacturer of traveling robotic CCTV systems for industrial use.

Item 8.01 Other Events.

On December 20, 2005, the Company borrowed $1,000,000 from a non-affiliated lender. The note is a demand note that bears interest at 18% per annum and is guaranteed by Mr. John Acunto, Jr. In consideration for his guarantee, the Company paid Mr. Acunto the sum of $50,000. This note replaces a note for $500,000 representing a loan which the lender made to the Company on December 12, 2005. The prior loan was also guaranteed by Mr. Acunto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADSOUTH PARTNERS, INC.
(Registrant)

Date: December 22, 2005	/s/ Anton Lee Wingeier
Anton Lee Wingeier
Chief Financial Officer